UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2010

HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14169	22-3178468
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 Shady Grove Road, Rockville, Maryland	20850-7464
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 13, 2010, the Board of Directors of Human Genome Sciences, Inc. approved an increase in the size of the Board from nine to 10 directors and appointed Colin Goddard, Ph.D. as a director of the Company. It is contemplated that Dr. Goddard may serve on certain committees of the Company’s Board, but no such committee appointments have been made at this time.

Dr. Goddard joined OSI Pharmaceuticals as a scientist in 1989, and advanced through a series of senior management positions with increasing responsibility in drug discovery, research and corporate operations before being named Chief Executive Officer in 1998. OSI was acquired by Astellas Pharma Inc. in June 2010. Dr. Goddard served as a director of OSI from 1998 and served as Chairman of the OSI Board from 2000 to 2002. He led the transition of OSI from a technology platform services company into a profitable fully integrated biopharmaceutical company. He was instrumental in the approval and launch of OSI’s flagship product, Tarceva (erlotinib), and also led OSI’s corporate development, acquisition and financing efforts, completing multiple major acquisitions and divestitures and raising over $1.5 billion in capital. Prior to joining OSI, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, MD.

Dr. Goddard was not selected as a director pursuant to any arrangement or understanding with any other person. In connection with his appointment to the Board, and pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended, the Company granted Dr. Goddard options to purchase 25,000 shares of the Company’s common stock at a price of $23.78 per share. As a non-employee director, Dr. Goddard will receive compensation in accordance with the Company’s non-employee director compensation practices, which are summarized in the Company’s Proxy Statement on Schedule 14A under the heading “Director Compensation,” filed with the Securities and Exchange Commission on April 7, 2010. Dr. Goddard also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on July 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.

By: /s/ James H. Davis, Ph.D.
Name: James H. Davis, Ph.D.
Title: Executive Vice President, General
Counsel and Secretary

Date: December 14, 2010